Exhibit 23-c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 13, 2019, relating to the financial statements of Meritor, Inc., and the effectiveness of Meritor, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Meritor, Inc. for the year ended September 29, 2019.

/s/	Deloitte & Touche LLP

Detroit, Michigan
January 30, 2020